UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2020

FB FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Tennessee	001-37875	62-1216058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Commerce Street, Suite 300 Nashville, Tennessee	37201
(Address of principal executive offices)	(Zip Code)

(615) 564-1212

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	FBK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Definitive Material Agreement.

On August 31, 2020, FirstBank, a Tennessee state-chartered bank and the wholly owned subsidiary of FB Financial Corporation (the “Bank”), entered into a Subordinated Note Purchase Agreement (the “Purchase Agreement”) with certain qualified institutional buyers and institutional accredited investors (collectively, the “Purchasers”) pursuant to which the Bank sold and issued $100,000,000 in aggregate principal amount of its 4.50% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Notes”). Because the Notes are exempt securities pursuant to Section 3(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and are therefore not subject to the registration requirements of the Securities Act, the Notes were offered and sold to the Purchasers in a private offering (the “Private Placement”). The Bank intends to use the net proceeds from the sale of the Notes in the Private Placement for general corporate purposes.

The Notes have a ten-year term and, from and including August 31, 2020 to, but excluding, September 1, 2025, will bear interest at a fixed annual rate of 4.50%, payable semi-annually in arrears on March 1 and September 1 of each year commencing on March 1, 2021, for the first five years of the term. From and including September 1, 2025 to, but excluding September 1, 2030 or any early redemption date (the “Floating Rate Period”), the interest rate shall reset quarterly to an interest rate per annum equal to the then current three-month Secured Overnight Financing Rate (“Three-Month SOFR”), plus a spread of 439 basis points for each quarterly interest period during the Floating Rate Period, payable quarterly in arrears on March 1, June 1, September 1 and December 1 of each year commencing on September 1, 2025, provided, however, that, in the event the Three-Month SOFR is less than zero, the Three-Month SOFR shall be deemed to be zero. As provided in the Notes, under specified conditions, the interest rate on the Notes during the Floating Rate Period may be determined based upon a rate other than Three-Month SOFR.

The Notes are redeemable, in whole or in part, on September 1, 2025, on any interest payment date thereafter, and at any time on or after September 1, 2025 upon the occurrence of a “Tier 2 Capital Event,” a “Tax Event,” or “Investment Company Event” (each as defined in the Notes). The Notes are redeemable, in whole but not in part, prior to September 1, 2025 only upon the occurrence of a “Tier 2 Capital Event,” a “Tax Event,” or “Investment Company Event.” The redemption price for any redemption is 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the date of redemption. Any redemption of the Notes will be subject to the receipt of any and all required federal and state regulatory approvals.

The Purchase Agreement contains certain customary representations, warranties and covenants made by the Bank, on the one hand, and the Purchasers, severally and not jointly, on the other hand.

There is no right of acceleration of maturity of the Notes in the case of default in the payment of principal of, or interest on, the Notes or in the performance of any other obligation of the Bank under the Notes. The holders of not less than twenty percent (20%) of aggregate principal amount of the Notes then outstanding may accelerate payment of the Notes only upon the Bank’s bankruptcy, insolvency, reorganization, receivership or other similar proceedings.

The Notes are not subject to any sinking fund and are not convertible into or exchangeable for any other securities or assets of the Bank or any of its subsidiaries. The Notes are not subject to redemption at the option of the holder. The Notes are unsecured, subordinated obligations of the Bank only and are not obligations of, and are not guaranteed by, FB Financial Corporation or any of its other subsidiaries. The Notes (i) rank junior in right of payment and upon the Bank’s liquidation to all of its existing and future senior indebtedness, whether secured or unsecured, including claims of depositors and general creditors, (ii) rank equally in right of payment with any existing or future unsecured, subordinated indebtedness that ranks equally with the Subordinated Notes, (iii) rank senior in right of payment to any indebtedness the terms of which provide that such indebtedness ranks junior to the Subordinated Notes and (iv) are structurally subordinated to all existing and future indebtedness and liabilities of the Bank’s existing and future subsidiaries. The Notes are intended to qualify as Tier 2 capital for regulatory capital purposes for the Bank.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On August 31, 2020, FB Financial Corporation issued a press release announcing the completion of the Private Placement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K (this “Report”) and is incorporated herein by reference.

In connection with the Private Placement, the Bank delivered an investor presentation to potential investors on a confidential basis, a copy of which is furnished as Exhibit 99.2 to this Report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

4.1	In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments with respect to long-term debt of the Bank have been omitted but will be furnished to the Securities and Exchange Commission upon request.

99.1	Press Release

99.2	Investor Presentation

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FB FINANCIAL CORPORATION

By:	/s/ Michael M. Mettee
Michael M. Mettee
Interim Chief Financial Officer

Date: August 31, 2020